Exhibit 10.4

PROMISSORY NOTE MODIFICATION AGREEMENT

This Promissory Note Modification Agreement (“Modification Agreement”), is made this 5th day of June, 2024, by and between the CITY OF CANTON, OHIO, a municipality duly organized and validly existing under the Ohio Constitution and other applicable Ohio laws, whose address is 218 Cleveland Avenue SW, Canton, OH 44702 (hereinafter the “City”, which term shall include any holder hereof) and HOF VILLAGE HOTEL II, LLC, a Delaware limited liability company whose address is c/o HOF Village Hotel II, LLC, 2014 Champions Gateway, Canton, OH 44708 (“Borrower”).

RECITALS:

WHEREAS, on December 30, 2019, Borrower executed and delivered to the City its certain Promissory Note in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the “Promissory Note”), evidencing a term loan in said amount (the “Term Loan”); and

WHEREAS, on December 30, 2019, to secure the Term Loan, Borrower executed and delivered to the City an Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, which was recorded on January 2, 2020 as Instrument No. 202001020000103 (the “Mortgage”), which created a mortgage lien on the real property described on the Mortgage in favor of the City; and

WHEREAS, on December 30, 2019, Borrower executed and delivered to the City a Loan Agreement (the “Loan Agreement”), setting forth additional covenants and warranties of Borrower in regard to the Term Loan and/or Indebtedness of Borrower to the City as that term is defined therein; and

WHEREAS, for purposes of this Modification Agreement, the Promissory Note, as amended herein, the Mortgage, as amended by the First Amendment to Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith, and the Loan Agreement, as amended by the First Amendment to Loan Agreement of even date herewith, as all of the foregoing may have been or may hereafter be amended, shall hereinafter collectively be included within the definition of Loan Documents, as set forth in the Loan Agreement; and

WHEREAS, since the date of the Promissory Note, Borrower made certain quarterly payments due thereunder, such that the outstanding principal remaining under the Term Loan is currently Three Million Three Hundred Twelve Thousand Five Hundred Dollars ($3,312,500.00); and

WHEREAS, the City and the Borrower desire to amend the Promissory Note to extend the term and the Maturity Date, to provide for a two-year, interest-free period, to increase the interest rate to be applied to the unpaid principal balance of the Term Loan, to change the schedule for payment of principal and interest under the Promissory Note, and to make further changes to the terms of the Promissory Note.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the City and the Borrower hereby agree as follows:

1. INCORPORATION OF RECITALS. The above Recitals are true and accurate and are hereby incorporated into this Modification Agreement.

2. DEFINED TERMS. As used herein any capitalized terms that are not defined in this Modification Agreement shall have the meaning set forth therefore in the applicable Loan Document.

3. CHANGES TO THE INTEREST RATE, PAYMENT TERMS, AND MATURITY DATE.

The Promissory Note is hereby amended by deleting Section 1 thereof in its entirety and by replacing it with the following new Section 1, which shall be enforceable and applicable from and after the date of the execution of this Modification Agreement:

1.	Principal and interest shall be due and payable as follows:

(a)	Provided Borrower is not in default under this Promissory Note or under any of the Loan Documents, for the period of time from May 28, 2024 until June 30, 2026 (the “Interest Free Period”), no interest shall accrue on the unpaid principal balance due and owing under this Promissory Note, nor shall any principal payments be due hereunder.

(b)	Commencing on, and including July 1, 2026, the outstanding principal balance of this Promissory Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate shall be a rate equal to five percent (5%) per annum.

(c)	Commencing on October 1, 2026 and continuing quarterly thereafter on the first day of January, the first day of April, the first day of July, and the first day of October each year thereafter, Borrower shall pay the City quarterly principal and interest payments in the amount of Sixty-Six Thousand One Hundred Forty-One and 91/100 U.S. Dollars ($66,141.91) until July 1, 2046, at which time the entire remaining balance of all principal, accrued and unpaid interest, and all other amounts then owing to the City pursuant to this Promissory Note, the Loan Agreement, and/or any other Loan Document, as amended, shall be due and payable in full. The “Maturity Date” shall be July 1, 2046 or such earlier date as the amounts due hereunder may become due and payable in accordance with the terms hereof (whether by acceleration or otherwise).

(d)	Notwithstanding Section 1(a) above, upon the occurrence of an Event of Default hereunder, interest at the Default Rate shall accrue or shall be deemed to have accrued on the unpaid principal balance due and owing under this Promissory Note during the Interest Free Period and during the period in which an Event of Default is ongoing.

4. DEFAULT INTEREST RATE. Section 4 of the Promissory Note is hereby amended to change the Default Rate set forth therein from five percent (5%) to eight percent (8%) per annum, or the maximum rated permitted by applicable law, whichever is less.

5. EVENT OF DEFAULT. Section 8 of the Promissory Note is hereby amended to add the following provisions as subsections (j) and (k) thereto.

(j)	a change in control, as defined in the Loan Agreement, of Borrower or any of its direct or indirect parent companies or Affiliates, including but not limited to Hall of Fame Resort and Entertainment Company becoming a privately held entity, which leads the City to reasonably believe that the prospect of Borrower’s payment of sums due and owing hereunder and/or otherwise complying with the terms of the Loan Documents will be materially impaired; and

(k)	Borrower’s prepayment of all, or any portion, of the principal balance owed thereby on or under any loan or indebtedness currently owed by Borrower to the Stark Community Foundation (the “Foundation”) and/or Stark County Port Authority (the “Port Authority”), other than such principal payments that are periodically due and payable under the terms of Borrower’s debt instruments with the Foundation and/or the Port Authority, as such debt instruments were modified by Borrower and the Foundation and/or the Port Authority to extend the term and maturity date, unless Borrower simultaneously prepays the same proportionate percentage of the amount of the principal balance then due and owing under this Promissory Note to the City.

6. CITY’S REMEDIES. Section 9 of the Promissory Note is hereby amended by deleting the introductory sentence to Section 9(a) thereof and replacing it with the following:

9.	City’s Remedies. (a) Upon the occurrence of an Event of Default, (i) interest at the Default Rate shall accrue or shall be deemed to have accrued on the unpaid principal balance owed under this Promissory Note during the Interest Free Period and during the period in which an Event of Default is ongoing, (ii) the City shall be released from any and all obligations to Borrower under the terms of this Promissory Note, the Loan Agreement and/or under any other the Loan Document, and (iii) subject to applicable notice and cure periods contained herein and/or in the Loan Agreement, the City shall have the right and option to do any or all of the following:

7. RATIFICATION OF LOAN DOCUMENTS.

(a) Except as amended by this Modification Agreement, the Promissory Note and the other Loan Documents, as the same have been amended by separate instrument on this same date, are in all respects ratified and confirmed by the parties hereto, including but not limited to the Warrants of Attorney authorizing any attorney-at-law to appear in any court to confess the judgment against Borrower, and are in all instances valid and enforceable. Borrower further acknowledges and agrees that all security agreements, financing statements, documents, instruments, certificates, affidavits, including, but not limited to the Loan Documents, as the same may have been or may be amended from time to time, and all other security documents taken as collateral for the Promissory Note are intended to and shall continue to secure the same as amended hereby and shall remain in full force and effect, and all references to the Loan Documents in the Promissory Note shall refer to the same as such Loan Documents have been or may hereafter be amended.

(b) Borrower represents and warrants that Borrower is not as of the date of the execution of this Modification Agreement in breach of any of the terms of the Loan Documents and/or of any of Borrower’s obligations thereunder.

(c) Borrower represents and warrants to the City that it has no claim or offset against, or defense, or counterclaim to, any obligation or liability owed by Borrower to the City under the Promissory Note, the Loan Agreement, and/or under any Loan Documents, and that Borrower hereby waives and releases the City and all of its affiliates, officers, directors, agents, attorneys, employees, subsidiaries and representatives from any and all claims, offsets, defenses, and counterclaims of which such Borrower is aware or unaware, such waiver and release being in effect on the date hereof, Borrower having consulted legal counsel with respect thereto.

8. NO WAIVER BY THE CITY. Except for the agreements set forth herein, this Modification Agreement shall not be deemed to be a waiver of any of the City’s rights and/or remedies under the Loan Documents, unless such waiver is given, in writing and signed, by the City. The City is not hereunder waiving any of its rights or remedies relating to or arising out of any past, present or future Events of Defaults under any of the Loan Documents.

9. NECESSARY CONSENTS. Borrower hereby represents and warrants that it has obtained all necessary consents from any and all senior and other lenders, including but not limited to any lender that the City may have entered into a Subordination Agreement with, consenting to the amendment to the Term Loan and the terms set forth herein, and waiving any claim that Borrower and/or the City have violated any agreement, document or instruments between Borrower and/or the City and such lender.

10. FURTHER ASSURANCES. Borrower agrees to execute and deliver such other instruments, documents or agreements and to take such actions as may from time to time, reasonably be required in order to effectuate the purpose and satisfy Borrower’s obligations under the terms of this Modification Agreement.

11. SUCCESSORS AND ASSIGNS. This Modification Agreement shall be applicable and inure to the benefit of the successors and assigns of the parties hereto.

12. WARRANT OF ATTORNEY. As set forth in Section 10 of the Promissory Note, Borrower authorizes any attorney at law to appear in any court of record, state or federal, in any county of Ohio where Borrower maintains its principal place of business or in the county where this Promissory Note was signed, at any time or times after default in the payment of any installment due on the above obligations, whether by lapse of time or by acceleration or otherwise, and waive the issuance and service of process and confess judgment against Borrower in favor of any holder of this Promissory Note for the amount then appearing due, together with the costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgments, and should any judgment be vacated for any reason the holder hereof shall be restored to the same rights, and Borrower subjected to the same obligations as existed hereunder prior to the rendition of such vacated judgment.

13. AMENDMENT. This Modification Agreement may only be modified by written agreement executed by both parties hereto and shall not be deemed to have been amended by course of dealing or conduct of the parties.

14. CONTINUING VALIDITY. Except as modified by this Modification agreement, all remaining terms of the Promissory Note, and the Promissory Note in its entirety, as modified hereby, shall continue to be valid and enforceable and Borrower hereby confirms and ratifies the continuing validity thereof.

SIGNATURES ON THE NEXT PAGE

IN WITNESS WHEREOF, the City and the Borrower have executed this Modification Agreement on this 5th day of June, 2024.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWER:

HOF VILLAGE HOTEL II, LLC

By:	/s/ Michael Crawford
Michael Crawford
Its:	President and Chief Executive Officer

CITY:

CITY OF CANTON, OHIO

By:	/s/William V. Sherer II
William V. Sherer II
Its:	Mayor, Canton, OH

Approval as to form:

/s/ Jason P. Reese
Jason P. Reese
Law Director City of Canton, Ohio
June 5, 2024

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